                                                                    EXHIBIT 23.5

                    CONSENT OF INDEPENDENT AUDITORS' REPORT

The Board of Directors
BioMed Realty Trust, Inc.:


We consent to the use of our reports with respect to the statements of revenue and certain expenses of Bridgeview, Bayshore Boulevard, Elliott Avenue, Landmark at Eastview and King of Prussia for the year ended December 31, 2003, included herein and to the reference to our firm under the heading "Experts" in the registration statement and related prospectus. Our reports refer to the fact that the statement of revenue and expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expenses.


                                             /s/ KPMG LLP


San Diego, California
July 13, 2004